Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form 20-F of NOVONIX Limited of our report dated September 17, 2021 relating to the financial statements of NOVONIX Limited, which appears in this Registration Statement. We also consent to the references to us under the heading “Statement by Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers
Brisbane, Australia
January 6, 2022